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                      Prudential Acquisition Fund I, L.P.

                                                                     August 1997

To our Limited Partners:

   As you know, the Limited Partners of Prudential Acquisition Fund I, L.P. (the 'Partnership') previously approved a plan of sale and liquidation, pursuant to the Consent Solicitation Statement dated January 26, 1996, providing for the sale of the Partnership's assets, the liquidation of its liabilities and the distribution of its remaining funds in accordance with the Partnership Agreement.

   The General Partners distributed substantially all of the Partnership's assets to the Limited Partners in 1996 primarily consisting of net proceeds from the sales of the Partnership's assets. On August 11, 1997, the Partnership made final liquidating distributions to the Limited Partners in amounts ranging from $17.07 per Unit to $21.55 per Unit, representing the remaining cash of the Partnership, after payment of its remaining liabilities. The amount of the final liquidating distribution to each Limited Partner was dependent upon the date the Limited Partner was admitted to the Partnership. The table below shows the disposition of the Partnership's net assets from December 31, 1996 to August 11, 1997.

Net Assets - December 31, 1996                           $ 1,188,134
  Changes in estimated liquidation
     values of assets and liabilities                        150,373
  Cash distributions to Limited Partners                  (1,338,507)
                                                         -----------
Net Assets - August 11, 1997                             $      -0 -
                                                         -----------
                                                         -----------

   As the distribution of these amounts to the Limited Partners represented the final step in the liquidation process, the General Partners terminated the Partnership effective August 11, 1997. In early 1998, the General Partners will prepare and file the final tax returns and distribute the final tax information on Schedule K-1 for the Limited Partners. Should you have any questions concerning the liquidation of the Partnership, please feel free to contact your Financial Advisor or call the Prudential Securities Client Services Department at 1-800-535-2077.

                                  /s/ Brian J. Martin
                                      Brian J. Martin
                                      President
                                      Prudential-Bache Properties, Inc.
                                      General Partner

                                  /s/ Joel W. Stoesser
                                      Joel W. Stoesser
                                      Chairman of the Board of Directors
                                      Prudential Realty Partnerships, Inc.
                                      General Partner
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